UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  August 29, 2007

Aspyra, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	0-12551	95-3353465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26115-A Mureau Road

Calabasas, CA 91302

(Address of Principal Executive Offices) (Zip Code)

(818) 880-6700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2007, Aspyra, Inc. (the “Company”) announced that on August, 29, 2007, the Company’s Board of Directors, in accordance with Section 3.04(B) of the Company’s Bylaws, had elected John Mutch as a member of the Company’s Board of Directors and had further elected Mr. Mutch to serve as Chairman of the Board.  Mr. Mutch will fill a vacancy on the Board of Directors and will serve until the 2008 Annual Meeting of Shareholders or until his earlier death, resignation or removal.

Mr. Mutch was elected pursuant to a right held by certain holders of the Company’s Common Stock and warrants to purchase Common Stock issued in a private placement in 2005 to designate one member of the Company’s Board of Directors, in accordance with the terms of Section 4.9 of a Common Stock and Warrant Purchase Agreement dated as of August 18, 2005, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2005.

Upon Mr. Mutch’s election as a director and Chairman of the Board, the Company awarded Mr. Mutch a non-qualified stock option under the Company’s 2005 Stock Incentive Plan exercisable for 10,000 shares of the Company’s Common Stock, which is consistent with the Company’s equity compensation to its other non-employee directors.

In addition, in connection with Mr. Mutch’s election, the Company agreed in principal to engage and enter into a consulting agreement with MV Advisors II, LLC (“MV Advisors”), a consulting firm of which Mr. Mutch is the sole member and Managing Partner.  Under the agreement, MV Advisors will provide strategic consulting services to the Company and will receive an annual fee of $75,000, payable in non-refundable quarterly advances, offset by the amount of any retainer or meeting fees that Mr. Mutch is eligible to receive for his board service.  In addition, MV Advisors will be paid a success fee, payable for up to 6 years, equal to 5% of the value of certain customer contracts secured by the Company as a result of the efforts of MV Advisors. MV Advisors will also be granted rights to purchase at least $250,000 of certain future offerings of Company equity securities, and the Company will agree to pursue approval of its shareholders for such participation to the extent required by the rules of the American Stock Exchange. The consulting agreement will have an initial term of one year commencing with Mr. Mutch’s becoming a director of the Company and will automatically renew for successive one year terms unless either party notifies the other of its intent not to renew the agreement. The consulting agreement will be terminable by MV Advisors upon 60 days’ advance notice, and by the Company for a material breach by MV Advisors that is not cured within 60 days of notice. The Company has also agreed to reimburse MV Advisors, up to $20,000, for legal fees it incurs in connection with the negotiation and preparation of the consulting agreement.  In his capacity as a consultant to the Company through MV Advisors, Mr. Mutch was also awarded a non-qualified stock option under the Company’s 2005 Stock Incentive Plan exercisable for 240,000 shares of the Company’s Common Stock, vesting in equal monthly installments over three years, subject to full acceleration upon a change in control of the Company and also upon certain terminations of Mr. Mutch’s services.

John Mutch is currently the Managing Partner of MV Advisors, LLC, a strategic block investment firm he founded in June 2006.  Prior to founding MV Advisors, Mr. Mutch was the President and Chief Executive Officer of Peregrine Systems, a developer of enterprise management software.  In March 2003 Mr. Mutch was appointed to the Peregrine Board of Directors by the U.S. Bankruptcy Court and assisted Peregrine in its bankruptcy work out.  He became the President and CEO of Peregrine in August of 2003 until the company’s sale to Hewlett Packard Company in December 2005.  Between July 1997 and August 2002, Mr. Mutch served as President and Chief Executive Officer of HNC Software, an enterprise analytics software provider, until the company’s sale to Fair Isaac Corporation in August 2002.  Prior to that Mr. Mutch spent seven years at Microsoft Corporation in a variety of executive sales and marketing positions. Mr. Mutch is currently a Director of Phoenix Technologies (Nasdaq: PTEC) and Edgar Online (Nasdaq: EDGR) and serves on the audit committee for both companies. Mr. Mutch earned a Master of Business Administration degree from the University of Chicago Graduate School of Business and a Bachelor of Science degree  from Cornell University.

A copy of the Company’s press release dated August 30, 2007 is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 The following exhibit is being filed with this report:

99.1         Press Release, dated August 30, 2007, of Aspyra, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 31, 2007	Aspyra, Inc.

/s/ Steven M. Besbeck
Steven M. Besbeck
President and Chief Executive Officer